                                                                      EXHIBIT 99




FOR IMMEDIATE RELEASE                       Contact: Claire M. Gulmi
                                                     Senior Vice President and
                                                     Chief Financial Officer
                                                     (615) 665-1283



               AMSURG ADDRESSES RECOMMENDATIONS BY STAFF OF MEDPAC
                              ON ASC REIMBURSEMENT

NASHVILLE, Tenn. (December 13, 2002) - Ken P. McDonald, President and Chief Executive Officer of AmSurg Corp. (Nasdaq: AMSG), today addressed a staff proposal presented yesterday to the Commissioners of MedPAC (Medicare Payment Advisory Commission), which advises Congress on Medicare payment and policy issues. In March 2003, MedPAC is expected to present its annual report to Congress regarding Medicare payment policy. The MedPAC Commissioners will vote on recommendations to include in the March report in January 2003. It is uncertain if the Commissioners will include any of the staff's proposals regarding ambulatory surgery centers in its March 2003 report to Congress. Even if the Commissioners include these proposals as recommendations in the March report, it is uncertain if Congress will act on such recommendations. Finally, it is uncertain how Congress would translate such recommendations into legislative language.

         The staff's presentation included (1) a recommendation for no CPI increase in 2004 for ASCs and (2) a recommendation that the reimbursement for procedures performed in ASCs be no higher than the reimbursement rate for the same procedures performed in hospital outpatient departments.

         Mr. McDonald said, "While it is far from certain that the staff's recommendation will ever be enacted, we believe it would not affect AmSurg's long-term growth rate objectives. The absence of a 2004 CPI increase would be only marginally less than the CPI minus 2% increase in Medicare payments experienced by ambulatory surgery centers over the past five years."

         Regarding the limitation of ASC reimbursement to the rates currently paid to hospitals for the same procedures, there are three types of procedures that are performed by AmSurg that could be impacted by implementation of the recommendation. Those three procedures are after-cataract laser procedures, colonoscopies and upper GI endoscopies with biopsy. AmSurg's revenue attributable to each of these procedure types and the percentage of these revenues paid by Medicare are as follows:

                                               Percent of         Percent
                                              AmSurg 2002         Paid by
                                                Revenues          Medicare
                                                --------          --------
After-cataract laser Procedures                     3%              59%
Colonoscopy                                        41%              30%
Upper GI endoscopy                                 13%              30%


         "Still recognizing the uncertainties involved regarding the possibility of Congressional enactment of the staff's recommendation," Mr. McDonald continued, "if implementation of these recommendations did occur without a phase in over time, based on our current procedure mix, and using the HOPD and ASC rates detailed in the October 2002 MedPAC meeting, it would




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AMSG Addresses MedPAC Staff Recommendations
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December 13, 2002



adversely affect AmSurg's revenues by approximately 2% and it would adversely affect earnings per diluted share by approximately $0.10, or 7% to 8% of our projected 2003 earnings, after which we would expect to return to our established long-term objectives for growth in same-center revenues of 7% to 9% and earnings per diluted share of 22% to 25%. While fiscal 2003 has been used as the basis for our analysis, no dates have been referenced or indicated for implementation of the recommendations.

         The information contained in the preceding paragraph is forward-looking information, and the attainment of these targets is dependent not only on AmSurg's achievement of its assumptions discussed above, but also on the risks and uncertainties listed below that could cause actual results, performance or developments to differ materially from those expressed or implied by this forward-looking information.

         "We believe that the underlying business of AmSurg remains strong. The key fundamentals of AmSurg growth, same center procedure growth and the addition of new centers, will continue to produce strong results for our company. We believe that the MedPAC staff recommendations, if acted upon, would not have a material impact on our ability to achieve our projected future growth."

         This press release contains forward-looking statements. These statements, which have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth in AmSurg's filings with the Securities and Exchange Commission, and, consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company's ability to enter into partnership or operating agreements for new practice-based ambulatory surgery centers; its ability to identify suitable acquisition candidates and negotiate and close acquisition transactions, including centers under letter of intent; its ability to obtain the necessary financing or capital on terms satisfactory to the Company to execute its expansion strategy; its ability to generate and manage growth; its ability to contract with managed care payers on terms satisfactory to the Company for its existing centers and its centers that are currently under development; its ability to obtain and retain appropriate licensing approvals for its existing centers and centers currently under development; its ability to minimize start-up losses of its development centers; its ability to maintain favorable relations with its physician partners; changes in the rate setting methodology, payment rates, payment policies and the list of covered surgical procedures for ambulatory surgery centers by the Centers for Medicare and Medicaid Services; risks associated with the Company's status as a general partner of limited partnerships; our ability to maintain our technological capabilities in compliance with regulatory requirements; risks associated with the valuation and tax deductibility of goodwill, as well as potential losses on disposal for goodwill associated with a disposition of a center; the risk of legislative or regulatory changes that would prohibit physician ownership in ambulatory surgery centers; and our ability to obtain the necessary financing to fund the purchase of our physician partners' minority interest in the event of a regulatory change that would require such a purchase. AmSurg disclaims any intent or obligation to update these forward-looking statements.



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AMSG Addresses MedPAC Staff Recommendations
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December 13, 2002




         AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers in partnership with surgical and other group practices. At September 30, 2002, AmSurg owned a majority interest in 101 centers and had seven centers under development.






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